EXHIBIT 10.49

SETTLEMENT AGREEMENT AND RELEASE AS OF JANUARY 26, 2005

        A. Effective Date. This Settlement Agreement and Release (hereinafter referred to as the “Agreement”) is made effective as of January 26, 2005.

        B. Parties. The parties to this Agreement are as follows:

                 a. Glowpoint, Inc., a Delaware corporation (“Glowpoint”);

                 b. Gores Technology Group, a California corporation (“Gores”);

                 c. Wire One Communications, Inc. a Delaware corporation (“Wire One”);

        The above parties are collectively referred to herein as the “Settling Parties” or the “Parties.” With the intent of being legally bound, the Settling Parties hereby agree as follows:

RECITALS

        WHEREAS, Glowpoint (then known as Wire One Technologies, Inc.) and Gores entered into an Asset Purchase Agreement (the “APA”) dated as of June 10, 2003.

        WHEREAS, Gores assigned its rights under the APA to Gores Holding Corp., a Delaware corporation, which corporation changed its name to Wire One Technology, Inc., a Delaware corporation, upon closing of the APA; and Wire One Communications, Inc. is the successor entity to Wire One Technology, Inc. by merger filed with the Delaware Secretary of State on November 19, 2004.

        WHEREAS, in connection with the closing of the transactions under the APA, Gores Holding Corp. and Glowpoint entered into a Transition Services Agreement (the “TSA”) dated as of September 23, 2003.

        WHEREAS, pursuant to Section 2.2(a) of the APA, Gores Holding Corp. executed and delivered in favor of Glowpoint that certain Promissory Note, dated September 23, 2003, in the principal amount of one million dollars ($1,000,000), with a maturity date of December 31, 2004 (the “Note”).

        WHEREAS, in connection with the closing of the transactions under the APA, Gores Holding Corp. and Glowpoint entered into an Escrow Agreement (the “Escrow Agreement”), dated as of September 23, 2003, pursuant to which Gores Holding Corp. deposited with a third party escrow agent $335,000 of the Cash Payment (as defined in Section 2.2(a) of the APA) by Gores to Glowpoint (the “Escrow Fund”) to be held pending determination of certain “Transition Cost Amounts” pursuant to Section 5.14 of the APA.

        WHEREAS, pursuant to Section 2.2(a) of the APA, Gores is to pay to Glowpoint $2,000,000 at such time certain purchase price adjustments were determined pursuant to Section 2.3 of the APA (the “Holdback Amount”).

        WHEREAS, certain disputes have arisen with respect to the Parties’ rights and obligations pursuant to the APA, the TSA, the Note and otherwise.

        WHEREAS, Glowpoint filed a lawsuit in the United States District Court for the Southern District of New York, entitled Glowpoint, Inc. v. Gores Technology Group, Civil Action No. 04-cv-09430 (S.D.N.Y.) (the “Action”), seeking to recover $5 million from Gores for alleged breaches of Section 5.9 of the APA (the “Buyer Non-Compete Provision”).

        WHEREAS, Glowpoint has made one or more written requests that Gores and/or Wire One reimburse Glowpoint for certain costs and expenses incurred by Glowpoint prior to the date hereof with respect to the business and assets sold to Gores under the APA (the “Unreimbursed Transition Costs”).

        WHEREAS, in resolution of certain disputes between the Parties under Sections 2.3 and 5.14 of the APA, on or about January 10, 2005, an arbitrator determined that the Net Assets at the Measurement Date were $9,647,171 (resulting in a “final cash adjustment” amount of approximately $4.340 million due to Gores from Glowpoint) and that the Transition Cost Amount was $1,046,350, and awarded Glowpoint certain costs of the arbitration to be paid by Gores (the “Arbitration Award”).

        WHEREAS, the Parties now desire to fully compromise and settle the disputes described herein, while leaving certain continuing rights and obligations under the APA and TSA in force.

        NOW THEREFORE, in consideration of the promises, covenants and agreements hereinafter set forth and the exchange of consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

SETTLEMENT TERMS

        1. Payment. Upon the delivery by (a) Glowpoint to counsel of record for Gores, as identified below, of a Notice of Dismissal of the Action, as provided for in paragraph 2 hereof; and (b) each of the Parties to counsel of record for the other Parties, as identified below, a counterpart original of this Agreement executed by such Party; Gores shall then (i) immediately cause Wire One to execute an instruction (the “Escrow Release Instruction” described in Exhibit “A” attached hereto) to the Escrow Agent under the Escrow Agreement to release the Escrow Fund, together with all accrued interest thereon, to the order of Glowpoint; and (ii) as promptly as possible but in any event within three business days cause an amount in immediately available funds equal to the sum of $2.75 million (the “Settlement Monies”) to be paid to Glowpoint by making payment of the Settlement Monies by wire transfer to the Client Trust Account of Glowpoint’s counsel of record, pursuant to wire transfer instructions provided by such counsel attached hereto as Exhibit “B”.

        2. Dismissal. Glowpoint shall deliver to counsel for Gores a duplicate original Notice of Dismissal, dismissing the Action in its entirety, with prejudice, with each party to bear its own fees and costs; substantially in the form of Exhibit “C” hereto. Within one business day after counsel’s receipt of the Settlement Monies and the delivery of the Escrow Release Instruction referred to in paragraph 1 above, Glowpoint shall file the original Notice of Dismissal with the Clerk of the Court for the United States District Court for the Southern District of New York. Immediately upon the filing of the Notice of Dismissal, Glowpoint shall be entitled to receipt of the Settlement Monies from its counsel.

        3. No Admissions Regarding Liability. Although this Agreement resolves the disputes described herein between the Parties, it does not constitute an admission by either Party of any of the claims or matters alleged in the Action or otherwise, or an admission of any violation of federal, state or local law, ordinance or regulation or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement nor any information related to the negotiation of this Agreement shall be construed to be or shall be admissible in any suit, action or other proceeding as evidence of liability or wrongdoing by any Party hereto. This Agreement may be introduced, however, in any suit or action to enforce this Agreement or the rights or obligations of any Party hereunder.

        4. Releases. In consideration hereof:

                 a. Glowpoint hereby relieves, releases and forever discharges Gores, and its respective members, partners, shareholders, employees, agents, subsidiaries, affiliates, successors, assigns, personal representatives, predecessors, affiliated organizations and attorneys including, without limitation, Wire One, and the respective heirs, executors, trustees, administrators, successors and assigns of any such persons and entities, and each of them, of and from the following claims, causes of action, debts and liabilities:

(i) The matters, facts or claims alleged or set forth in Glowpoint’s Complaint, dated December 1, 2004, filed in the Action;

(ii) Any rights or claims Glowpoint had, has, claims to have or may have to payment by Gores or Wire One under the Buyer Non-compete Provision;

(iii) Any rights Glowpoint had, has, claims to have or may have to payment by Gores or Wire One of any amount under the Note or of the Holdback Amount;

(iv) Any rights Glowpoint had, has, claims to have or may have to payment by Gores or Wire One arising under the Arbitration Award, including without limitation the arbitrator fees of approximately $42,000;

(v) Any rights Glowpoint had, has, claims to have or may have to payment by Gores or Wire One of the Unreimbursed Transition Costs or any other cost or expense paid by Glowpoint prior to and including January 26, 2005 for the account of Gores or Wire One or with respect to the business and assets sold to Gores under the APA;

(vi) Any rights Glowpoint had, has, claims to have or may have to repayment by Gores or Wire One of accounts receivable owing to Glowpoint but collected by Gores or Wire One prior to and including January 26, 2005, whether pursuant to applicable provisions of the TSA or otherwise;

(vii) Any rights Glowpoint had, has, claims to have or may have to payment by Gores or Wire One of amounts due under the TSA; and

(viii) Any rights Glowpoint had, has, claims to have or may have to interest on any of the foregoing amounts.

                 b. Gores and Wire One hereby relieve, release and forever discharge Glowpoint, and its respective members, partners, shareholders, employees, agents, subsidiaries, affiliates, successors, assigns, personal representatives, predecessors, affiliated organizations and attorneys, and the respective heirs, executors, trustees, administrators, successors and assigns of any such persons and entities, and each of them, of and from the following claims, causes of action, debts and liabilities:

(i) The matters, facts or claims alleged or set forth in Glowpoint’s Complaint, dated December 1, 2004, filed in the Action;

(ii) Any rights Gores or Wire One had, has, claims to have or may have to payment by Glowpoint arising under the Arbitration Award, including the “Final Cash Adjustment” amount due of approximately $4.340 Million and the “Transition Cost Amount” due of approximately $1.046 Million;

(iii) Any rights Gores or Wire One had, has, claims to have or may have to payment by Glowpoint of any interest under Section 2.3(d) of the APA or otherwise on the excess of the “Final Cash Adjustment” component of the Arbitration Award over the Holdback Amount;

(iv) Any rights Gores or Wire One had, has, claims to have or may have to payment by Glowpoint to Wire One, its employees, sales agents or other persons or entities for sales commissions relating to or arising out of the sale of the Glowpoint service by Wire One, its employees, sales agents or any of such other persons or entities, pursuant to the Sales Agency Agreement between Glowpoint and Wire One Technology, Inc. dated as of November 6, 2003 (which agreement has been terminated) or otherwise;

(v) Any rights Gores or Wire One had, has, claims to have or may have to repayment by Glowpoint of accounts receivable owing to Gores or Wire One but collected by Glowpoint prior to and including January 26, 2005, whether pursuant to applicable provisions of the TSA or otherwise;

(vi) Any rights Gores or Wire One had, has, claims to have or may have to payment by Glowpoint of amounts due under the TSA; and

(vii) Any rights Gores or Wire One had, has, claims to have or may have to interest on any of the foregoing amounts.

                 c. Notwithstanding the foregoing, nothing contained in this Agreement, including in the releases provided for in subparagraphs 4.a. and b. of this Agreement, constitutes a release of (i) any continuing obligation(s) owing by one party to any other party pursuant to this Agreement; (ii) any other provision of the APA other than those expressly set forth in the releases provided for in subparagraphs 4.a. and b. of this Agreement; or (iii) those provisions of Schedules A and B of the TSA with respect to “Inbound cash processing” requiring each party to reimburse the other for certain cash collections, except as expressly set forth in subparagraphs 4.a.(vi) and 4.b.(v) or any other agreement.

        5. Further Acts. The Parties hereto covenant and agree to execute and deliver such additional documents and do all such acts and things in a timely fashion as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement including, but not limited to, executing and delivering such additional documents and doing all such acts and things as may be reasonably necessary or requisite to effectuate the dismissal of the Action with prejudice and to implement the other terms of this Agreement.

        6. Representations, Warranties and Covenants. The Parties, and each of them, represent and warrant to each other and agree with each other, as follows:

                 a) Each Party has carefully read and reviewed this Agreement (including the exhibits hereto) and understands it fully, and each Party has reviewed the terms of this Agreement with an attorney of the Party’s choice prior to executing this Agreement;

                 b) Each Party specifically does not rely upon any statement, representation, legal opinion, accounting opinion or promise of any other Party or of any person representing them in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement;

                 c) Each Party has made such investigation of the law and the facts pertaining to this settlement and this Agreement, and of all the matters pertaining thereto, as it deems necessary. This Agreement has been read by, the contents hereof are known and understood by, and it is signed freely by, each person executing this Agreement;

                 d) This Agreement is the result of protracted, arm’s-length negotiations between the Parties;

                 e) Each Party hereto agrees that it will not, either directly or indirectly, take any action that would interfere with the performance of this Agreement by any other party hereto, or which would adversely affect any of the rights provided for herein;

                 f) Each person executing this Agreement warrants that he has the authority to execute this Agreement on behalf of the Party on whose behalf said person is purporting to execute it and each corporate Party hereto represents and warrants that the execution and delivery of this Agreement has been duly authorized and approved; and

                 g) This Agreement is intended to be final and binding between and among, and to inure to the benefit of the Parties, including their heirs, executors, personal representatives, attorneys, successors and assigns, and is further intended to be effective as a full and final accord and satisfaction between and among the Parties regardless of any claims of fraud, misrepresentation, concealment of fact, mistake of fact or law, breach of fiduciary duty or any other claims or circumstances which have occurred as of the date first set forth herein above. Each Party relies on the finality of this Agreement as a material factor inducing that Party’s execution of this Agreement;

        7. No Assignment. Each of the Settling Parties warrants and represents to the other Settling Party as of the date of this Agreement that it has not heretofore assigned, encumbered, hypothecated or transferred, or purported to assign, encumber, hypothecate or transfer, to any other person or entity in any manner, including by way of subrogation, any claim, demand, right or cause of action released herein or relating thereto. Each of the Settling Parties agrees to indemnify and hold the other Settling Parties harmless against any such claim, demand, right or suit, including attorneys’ fees and costs, if any, incurred as a result of any breach of these representations and warranties.

        8. No Waiver. No breach of this Agreement or of any provision herein can be waived except by an express written waiver executed by the Settling Party waiving such breach, which waiver shall be effective only as to that Settling Party who executed the waiver. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or other provisions of this Agreement. This Agreement may be amended, altered, modified or otherwise changed in any respect or particular only by a writing duly executed by all the Parties hereto or by their authorized representatives.

        9. Headings. Section, paragraph and other headings contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not effect in any way the meaning or interpretation of this Agreement.

        10. Integration. This Agreement constitutes a single integrated written contract expressing the entire agreement of the Parties relative to the subject matter hereof. All prior negotiations and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

        11. Severability. The Parties each covenant and agree that in the event that any provision of this Agreement should be held by a court of competent jurisdiction to be void, voidable, illegal or unenforceable in any respect, the remaining portions and provisions hereof shall nevertheless remain in full force and effect as if such void, voidable or unenforceable provisions had never been contained herein.

        12. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

        13. Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which, when so executed and delivered, shall be an original.

        14. Fees and Costs. If suit, action or arbitration is brought to enforce or interpret any provision of this Agreement, or the rights or obligations of any Party hereto, the prevailing Party shall be entitled to recover, as an element of such Party’s costs of suit and not as damages, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action or arbitration, including, without limitation, attorneys’ fees and costs.

        15. Comment. The Parties hereto agree that, other than the press release attached hereto as Exhibit “D”, the Parties (including, without limitation, their respective agents, attorneys and other representatives) will make no press release, public announcement or other comment of any kind whatsoever with respect to the Action, the disputes between Glowpoint, on the one hand, and Gores and/or Wire One, on the other hand, or with respect to this Agreement, any matters related in any way to this Agreement or to any of the matters addressed herein or otherwise arising between Glowpoint, on the one hand, and Gores and/or Wire One, on the other hand; provided, however, that any Party may make any public disclosure of this Agreement or any of the foregoing matters it is required to disclose by applicable law or by any listing or trading agreement concerning its publicly traded securities. The Parties hereto further agree that, in the event they or any of their agents, attorneys or other representatives should receive any inquiries from the press or any media of any type regarding the matters resolved by this Agreement, the response given will be “no comment.”

        16. Gender. The terms “he” “she” and “it” are used herein without regard to gender or status as a natural person and entity and, as such, are used interchangeably. No Party is intended to be or is either included or excluded from any reference by virtue of the use of one or the other of the terms “he” “she” or “it.”

        17. Cooperative Drafting. Each Party has cooperated in the drafting and preparation of this Agreement, such that this Agreement shall not be construed against any Party on the basis that the Party was the drafter.

        IN WITNESS WHEREOF, the parties hereto each have approved and executed this Agreement effective as of the date first set forth herein above.

AGREED AS SET FORTH ABOVE:

Dated: March 4, 2005 Dated: March 4, 2005 Dated: March 4, 2005	Gores Technology Group

By:  /s/ Alec Glores
        Its: Chairman and CEO

Wire One Communications, Inc.

By:  /s/ Brent Bradley
        Its: Vice President and Assistant Secretary

Glowpoint, Inc.

By:  /s/ David C. Trachtenberg
Its: CEO and President

APPROVED AS TO FORM AND CONTENT:

Dated: March 4, 2005 Dated: March 4, 2005	/s/ Mark G. Krum Mark G. Krum, Attorney for Gores Technology Group and Wire One Communications, Inc. /s/ Charles L. Kerr Charles L. Kerr, Attorney for Glowpoint, Inc.